Exhibit 99.1

February 19, 2016

Dear Valued Plastic Surgeon,

As a valued partner to Sientra, I wanted to let you know that Hani Zeini has resigned from Sientra’s board of directors. We will be forever grateful to Hani for his vision and unwavering dedication to Sientra since its founding. Hani has been incredibly helpful to me over the last several months as we have worked to get Sientra back on the right path to drive growth and stockholder value creation.  On behalf of the entire Sientra community, we wish Hani well in his future endeavors.

We remain excited about the return to market next week of all of our medical devices, including our Sientra Silicone Gel Breast Implants. Our team has been working tirelessly on restarting our commercial activities and ensuring that our re-entry occurs with the same high-level of Sientra customer service for which we have become known.

We are proud to once again bring choice to plastic surgeons in the U.S., and to deliver our unique value proposition that begins with our commitment to the specialty of plastic surgery. I am more confident than ever about the future ahead of us at Sientra, thanks in no small part to the support of our dedicated plastic surgeon customers, and I look forward to keeping you informed of our progress.

Respectfully,

Jeffrey Nugent
Chairman and Chief Executive Officer
Sientra, Inc.

Sientra | 420 S. Fairview Avenue, Suite 200 | Santa Barbara, California 93117 | phone 805.562.3500 | fax 805.562.8401 | sientra.com